Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-140318) pertaining to The 2006 Long-Term Incentive Plan of Alesco Financial Inc. (the “Company”), the Registration Statement on Form S-3 (Registration No. 333-137219) of the Company and the Registration Statement on Form S-3 (Registration No. 333-138136) of the Company of our report dated March 16, 2007 with respect to the consolidated financial statements and schedules of Alesco Financial Inc., and of our report dated March 16, 2007 with respect to Alesco Financial Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Alesco Financial Inc., included in this Form 10-K.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 16, 2007